Exhibit 99.1

 Diagnostic Products Corporation Announces Record Sales and Earnings


    LOS ANGELES--(BUSINESS WIRE)--July 23, 2003--Diagnostic Products Corporation (NYSE:DP) today reported record sales of $96.0 million for its second quarter, a 13.5% increase over the second quarter of 2002. Earnings were $16.6 million, or $.56 per diluted share, an increase of 18% from $14.1 million or $.47 for the second quarter of 2002. The dollar weakened in the second quarter of 2003, which had a 6.2% positive impact on sales and contributed to a $611,000 foreign currency transaction gain. International sales were $68.5 million and domestic sales were $27.5 million.
    Sales of IMMULITE products continued to be very strong, growing 19% over the second quarter of 2002. IMMULITE product line sales reached $85.2 million for the quarter, 89% of the total sales of the Company. Immulite reagent sales increased 24% this quarter over the second quarter of 2002. Sales of RIA products were $6.9 million, a 12% decline from last year's second quarter. Sales of other products were $3.8 million, down from $5.0 million in the same period last year.
    The Company shipped a total of 201 IMMULITE Instruments in the second quarter including 123 IMMULITE 2000s. The total number of IMMULITEs shipped is now over 8,500. "Our Immulite business continues to do very well," said Michael Ziering, President and CEO of DPC. "We were particularly pleased with the level of Immulite 2000 reagent sales, which reached $46 million for the quarter, an increase of 40% over last year."
    Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company's product menu includes over 400 tests to measure microorganisms, hormones, drugs and other medically important substances present at infinitesimal concentrations in body fluids and tissues. DPC also designs and manufactures automated laboratory instrumentation which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the Company's Chinese subsidiary; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


Diagnostic Products Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited - In thousands except per share data)

                                               Three Months Ended
                                                    June 30,
                                                 2003        2002
SALES:
  Non-Affiliated Customers                     $88,186     $76,102
  Unconsolidated Affiliates                      7,765       8,434
  Total Sales                                   95,951      84,536

COST OF SALES                                   39,964      35,692
  Gross Profit                                  55,987      48,844

OPERATING EXPENSES:
Selling                                         15,622      13,448
Research and Development                        10,047       9,319
General and Administrative                       8,308       7,560
Equity in Income of Affiliates                  (1,463)     (1,118)

OPERATING EXPENSES - NET                        32,514      29,209

  OPERATING INCOME                              23,473      19,635
Interest/Other Income (Expense) - Net              124         610

INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                          23,597      20,245
PROVISION FOR INCOME TAXES                       6,843       6,276
MINORITY INTEREST                                  132         (81)
  NET INCOME                                   $16,622     $14,050

EARNINGS PER SHARE:
  BASIC                                           $.58        $.49
  DILUTED                                         $.56        $.47

WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC                                         28,690      28,465
  DILUTED                                       29,659      29,723


    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200; Fax: 310-645-9999
             info@dpconline.com